Exhibit 4.4

BAKER HUGHES INCORPORATED
DIRECTOR COMPENSATION DEFERRAL PLAN
(Amendment and Restatement
Effective January 1, 2009)

Adopted by the Board of Directors on July 24, 2008

Exhibit 4.4
TABLE OF CONTENTS

Page

1.	PURPOSES OF THE PLAN; DEFINITIONS; INTERPRETATION AND CONSTRUCTION		1
	1.1	General	1
	1.2	Definitions	1
	1.3	Interpretation and Construction	5
2.	ADMINISTRATION		5
3.	PARTICIPATION IN THE PLAN		6
	3.1	Eligibility	6
	3.2	Election to Participate	6
4.	COMPENSATION DEFERRALS		6
	4.1	Time of Elections	6
	4.2	Irrevocability of Elections	6
	4.3	Retirement Income Deferrals	6
5.	ELECTION OF DEFERRAL VEHICLES		7
	5.1	Stock Option-Related Deferral Vehicles	7
	5.2	Cash-Based Deferral Vehicles	7
6.	SHARES AVAILABLE FOR STOCK OPTIONS		8
	6.1	Number of Shares Available for Stock Options	8
	6.2	Adjustments in Authorized Shares	8
7.	STOCK OPTIONS		9
	7.1	Calculation of Exercise Price	9
	7.2	Terms and Conditions of Options	9
8.	PAYMENT OF AMOUNTS IN ACCOUNTS		11
	8.1	Payment Generally	11
	8.2	Payment of Simultaneous Amounts	12
	8.3	Unforeseeable Financial Emergency	12
	8.4	Disability	12
	8.5	Death	12
	8.6	Debiting of Plan Accounts	12
9.	PROHIBITION AGAINST ASSIGNMENT OR ENCUMBRANCE		13
10.	AMENDMENT AND TERMINATION OF THE PLAN		13
11.	NATURE OF THE PLAN		13
12.	REORGANIZATION		13
13.	ACCELERATION OF VESTING OF STOCK OPTIONS		14
14.	MISCELLANEOUS		14
	14.1	Severability	14
	14.2	Requirements of Law	14
	14.3	Securities Law Compliance	14
	14.4	Compliance With Section 409A	14
	14.5	Governing Law	14

Exhibit 4.4

BAKER HUGHES INCORPORATED
DIRECTOR COMPENSATION DEFERRAL PLAN
(Amendment and Restatement
Effective January 1, 2009)

1.          Purposes of the Plan; Definitions; Interpretation and Construction.

1.1          General.  The Baker Hughes Incorporated Director Compensation Deferral Plan, as amended and restated (the “Plan”), is intended to provide a means whereby non-employee directors of Baker Hughes Incorporated (the “Company”) may defer compensation otherwise payable and provide flexibility respecting the Company’s compensation policies.

1.2          Definitions.

“Account(s)” means all ledger accounts pertaining to a Participant or former Participant which are maintained by the Committee or Plan recordkeeper to reflect the Company’s obligation to the Participant or former Participant under the Plan.  The Committee or Plan recordkeeper shall establish any subaccounts that the Committee or Plan recordkeeper consider necessary to reflect the entire interest of the Participant or former Participant under the Plan.  Each of the subaccounts established by the Committee or Plan recordkeeper shall reflect credits and debits made to such subaccounts for earnings, losses, and distributions.

The Committee or Plan recordkeeper shall also maintain records that reflect a Participant’s or former Participant’s Grandfathered Amounts.

“Affiliate” means any entity which is a member of (i) the same controlled group of corporations within the meaning of section 414(b) of the Code with Baker Hughes, (ii) a trade or business (whether or not incorporated) which is under common control (within the meaning of section 414(c) of the Code) with Baker Hughes or (iii) an affiliated service group (within the meaning of section 414(m) of the Code) with Baker Hughes.

“Assets” means assets of any kind owned by Baker Hughes, including but not limited to securities of Baker Hughes’ direct and indirect subsidiaries and Affiliates.

“Baker Hughes” means Baker Hughes Incorporated, a Delaware corporation, and any successor by merger or otherwise.

“Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to the term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

“Board” or “Board of Directors” means the Board of Directors of the Company.

“Change in Control” means the occurrence of any of the following events:

(a)          the individuals who are Incumbent Directors cease for any reason to constitute a majority of the members of the Board;

(b)          the consummation of a Merger of Baker Hughes or an Affiliate with another Entity, unless the individuals and Entities who were the Beneficial Owners of the Voting Securities of Baker Hughes outstanding immediately prior to such Merger own, directly or indirectly, at least 50 percent of the combined voting power of the Voting Securities of any of Baker Hughes, the surviving Entity or the parent of the surviving Entity outstanding immediately after such Merger;

Exhibit 4.4

(c)          any Person, other than a Specified Owner, becomes a Beneficial Owner, directly or indirectly, of securities of Baker Hughes representing 30 percent or more of the combined voting power of Baker Hughes’ then outstanding Voting Securities;

(d)          a sale, transfer, lease or other disposition of all or substantially all of Baker Hughes’ Assets is consummated (an “Asset Sale”), unless:

(1)          the individuals and Entities who were the Beneficial Owners of the Voting Securities of Baker Hughes immediately prior to such Asset Sale own, directly or indirectly, 50 percent or more of the combined voting power of the Voting Securities of the Entity that acquires such Assets in such Asset Sale or its parent immediately after such Asset Sale in substantially the same proportions as their ownership of Baker Hughes’ Voting Securities immediately prior to such Asset Sale; or

(2)          the individuals who comprise the Board immediately prior to such Asset Sale constitute a majority of the board of directors or other governing body of either the Entity that acquired such Assets in such Asset Sale or its parent (or a majority plus one member where such board or other governing body is comprised of an odd number of directors); or

(e)          The stockholders of Baker Hughes approve a plan of complete liquidation or dissolution of Baker Hughes.

“Committee” means the Compensation Committee of the Board or such other committee of the Board or the entire Board as the Board designates to administer the terms and provisions of the Plan, as specified in Section 2.

“Common Stock” means the Company’s common stock, $1.00 par value.

“Compensation” means a Director’s annual retainer.

“Deferral Vehicles” has the meaning specified in Section 5.

“Deferred Compensation” means the Compensation and Retirement Income deferred by a Participant with respect to any calendar year pursuant to an election as provided in Section 4.

“Designated Date” has the meaning specified in Section 5.2.

“Directors” means all non-employee directors of the Company.

“Disability” means the inability of the Participant to engage in any substantial activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

“Entity” means any corporation, partnership, association, joint-stock company, limited liability company, trust, unincorporated organization or other business entity.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means the price per share of Common Stock, based on the composite transactions in the Common Stock as reported by The Wall Street Journal, and shall be equal to the per share price of the last sale of Common Stock on the trading day prior to the date of grant of the Stock Option.

Exhibit 4.4

“Grandfathered Amounts” means amounts deferred under the Plan that were earned and vested within the meaning of Section 409A prior to January 1, 2005 and earnings thereon.

“Incumbent Director” means –

(a)          a member of the Board on July 24, 2008 or

(b)          an individual-

(1)          who becomes a member of the Board after July 24, 2008;

(2)          whose appointment or election by the Board or  nomination for election by Baker Hughes’ stockholders is approved or recommended by a vote of at least two-thirds of the then serving Incumbent Directors (as defined herein); and

(3)          whose initial assumption of service on the Board is not in connection with an actual or threatened election contest.

“Merger” means a merger, consolidation or similar transaction.

“Option Expiration Date” has the meaning specified in Section 7.2.

“Participant” means an eligible Director who elects to become a participant in the Plan.

“Person” shall have the meaning ascribed to the term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof, except that the term shall not include (a) Baker Hughes or any of the Affiliates, (b) a trustee or other fiduciary holding Baker Hughes securities under an employee benefit plan of Baker Hughes or any of the Affiliates, (c) an underwriter temporarily holding securities pursuant to an offering of those securities or (d) a corporation owned, directly or indirectly, by the stockholders of Baker Hughes in substantially the same proportions as their ownership of stock of Baker Hughes.

“Prime Rate Equivalents” has the meaning specified in Section 5.2.

“Retirement Income” means retirement benefits pursuant to the Company’s Director Retirement Policy.

“Section 409A” means section 409A of the Internal Revenue Code of 1986, as amended and Department of Treasury and Internal Revenue Service rules and regulations issued thereunder.

“Separation from Service” has the meaning ascribed to that term in Section 409A.

“S&P 500 Equivalents” has the meaning specified in Section 5.2.

“Shares” means the shares of Common Stock reserved for issuance under the Plan.

“Specified Owner” means any of the following:

Baker Hughes;

(a)          an Affiliate of Baker Hughes;

(b)          an employee benefit plan (or related trust) sponsored or maintained by Baker Hughes or any Affiliate of Baker Hughes;

Exhibit 4.4

(c)          a Person that becomes a Beneficial Owner of Baker Hughes’ outstanding Voting Securities representing 30 percent or more of the combined voting power of Baker Hughes’ then outstanding Voting Securities as a result of the acquisition of securities directly from Baker Hughes and/or its Affiliates; or

(d)          a Person that becomes a Beneficial Owner of Baker Hughes’ outstanding Voting Securities representing 30 percent or more of the combined voting power of Baker Hughes’ then outstanding Voting Securities as a result of a Merger if the individuals and Entities who were the Beneficial Owners of the Voting Securities of Baker Hughes outstanding immediately prior to such Merger own, directly or indirectly, at least 50 percent of the combined voting power of the Voting Securities of any of Baker Hughes, the surviving Entity or the parent of the surviving Entity outstanding immediately after such Merger in substantially the same proportions as their ownership of the Voting Securities of Baker Hughes outstanding immediately prior to such Merger.

“Stock Option” or “Stock Options” are the stock options issued to Participants in exchange for Deferred Compensation pursuant to Section 7, or if permitted by the Committee, pursuant to any other plan that would permit the grant of options under the Plan.

“Stock Option Price” means the price at which a Participant may purchase a Share pursuant to a Stock Option.

“Unforeseeable Financial Emergency” means a severe financial hardship of the Participant resulting from an illness or accident of the Participant or of the Participant’s spouse or dependent (as defined in section 152(a) of the Code), loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance), or other similar extraordinary and unforeseeable circumstance arising as a result of events beyond the control of the Participant.  The circumstances that will constitute an Unforeseeable Financial Emergency will depend upon the facts of each case, but, in any case, payment may not be made to the extent that the emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets, to the extent the liquidation of such assets will not itself cause severe financial hardship.  Such foreseeable needs for funds as the desire to send a Participant’s child to college or to purchase a home will not be considered to be unforeseeable emergencies.  Whether an Unforeseeable Financial Emergency exists and the amount reasonably needed to satisfy the emergency will be determined by the Committee.

“Voting Securities” means the outstanding securities entitled to vote generally in the election of directors or other governing body.

1.3          Interpretation and Construction.  As used in the Plan, unless the context otherwise expressly requires to the contrary, references to the singular include the plural, and vice versa; references to the masculine include the feminine and neuter; references to “including” mean “including (without limitation),” and references to Sections mean the sections of the Plan.

2.          Administration.

The Plan shall be administered by the Committee.  The Committee is authorized to interpret the Plan and may, from time to time, adopt such rules and regulations, consistent with the provisions of the Plan, as it may deem advisable to carry out the Plan.  All determinations made by the Committee shall be final.  No member of the Committee shall have any right to vote or decide upon any matter relating to himself under the Plan or to vote in any case in which his individual right to claim any benefit under the Plan is particularly involved. The Committee may delegate to the Vice President of Human Resources or other officer of the Company its duties for the day-to-day administration of the Plan, including accepting deferral elections and accounting for deferrals and distributions under the Plan.  All expenses incurred in connection with the administration of the Plan shall be borne by the Company.

Exhibit 4.4

All determinations and decisions made by the Committee and the Board pursuant to the provisions of the Plan and all related orders and resolutions of the Committee and the Board shall be final, conclusive and binding on all persons, including the Company, its stockholders, Directors, Participants and the estates and beneficiaries of Directors and Participants.

3.          Participation in the Plan.

3.1          Eligibility.  Directors shall be eligible to participate in the Plan.  An individual shall be considered to be a Director until the close of business on the day preceding the earlier of the first date the individual (1) becomes a common-law employee of the Company or its subsidiaries or (2) ceases to be a member of the Board for any reason whatsoever.

3.2          Election to Participate.  An eligible Director may elect to become a Participant by electing to defer an integral percentage (from 1% to 100%) of his Compensation.  All elections shall be made in the form and manner prescribed by the Committee.

4.          Compensation Deferrals.

4.1          Time of Elections.  Compensation deferral elections shall be made with respect to each calendar year.  Except as specified in the following paragraph, any election by a Participant to defer Compensation under the Plan must be made on or before the December 31st preceding the calendar year to which the election relates or such earlier date as the Committee may determine.  Any such election shall apply to the Participant’s Compensation for the period commencing on January 1st of the applicable calendar year and ending upon December 31st of such calendar year.

If a directorship commences during a calendar year, any deferral election with respect to the first year of the directorship must be made by the Director within thirty (30) days of the date he or she first becomes a Director.  Any such deferral election will apply commencing on the date he or she first becomes a Director to the Participant’s Compensation for services performed subsequent to the election during the calendar year in which he or she first becomes a Director.

4.2          Irrevocability of Elections.  Any election to defer Compensation which may be made by a Participant shall be irrevocable once made with respect to the calendar year.  Any election to defer Compensation made by a Participant with respect to any calendar year shall be deemed to have been made with respect to each subsequent calendar year, unless the Participant changes such election prior to the expiration of the time for making the election with respect to the subsequent calendar year.

4.3          Retirement Income Deferrals.  Deferrals of Retirement Income were allowed prior to January 1, 2002.  Amounts attributable to such deferrals shall be paid in accordance with the Participants’ Retirement Income deferral elections made hereunder prior to January 1, 2002.

5.          Election of Deferral Vehicles.

At the time of making a deferral election, a Participant shall select one or more deferral vehicles (“Deferral Vehicles”) for the Participant’s Deferred Compensation respecting the applicable calendar year or years as described in Sections 5.1 and 5.2.

5.1          Stock Option-Related Deferral Vehicles.  The Participant’s Deferred Compensation shall be exchanged for Stock Options. All Stock Options granted in exchange for Deferred Compensation under the Plan shall be subject to all of the applicable terms and provisions of the Plan or such other plan from which the Stock Option is granted.

If Stock Options are elected, the Participant’s aggregate Deferred Compensation as of the last day of each calendar quarter which would otherwise have been paid during such quarter shall be increased by a multiplier of 4.4 and then divided by the Fair Market Value of the Company’s Common Stock on the last day of such quarter to determine the number of Stock Options to be granted in exchange for the Deferred Compensation.

Exhibit 4.4

5.2          Cash-Based Deferral Vehicles.  The Participant’s Deferred Compensation shall be credited to an Account established by the Committee as of the date or dates the Deferred Compensation would otherwise have been paid.  A Participant who elects a Cash-Based Deferral Vehicle shall also elect whether to receive Prime Rate Equivalents or S&P 500 Equivalents for the deferral period that commences on the date or dates such Deferred Compensation is credited to the Account and ending on the Designated Date.  All Deferred Compensation and interest and earnings equivalents credited to an Account shall be nonforfeitable pending payment as of the Designated Date.

(a)          Prime Rate Equivalents.  To the extent Prime Rate Equivalents are elected, interest equivalents will be credited to the Participant’s Account as of the last day of each calendar month based upon the average daily balance in the Account for the month and the prime lending rate as declared by Citibank, or such other lending institution as is selected by the Committee, to be in effect from time to time.

(b)          S&P 500 Equivalents.  To the extent S&P 500 Equivalents are elected, the earnings (or loss) equivalents will be credited (or debited) to the Participant’s Account as of the last day of each calendar quarter based upon the balance in the Account as of the last day of the quarter and the returns realized by the Standard & Poor’s 500 Index for the quarter.

(c)          Designated Date.  At the time of making a deferral election, a Participant shall specify the applicable time of payment of the Deferred Compensation (a “Designated Date”).

(1)          Any Designated Date respecting Deferred Compensation subject to Prime Rate Equivalents shall be as of the last day of a calendar month.

(2)          Any Designated Date respecting Deferred Compensation subject to S&P 500 Equivalents shall be as of the last day of a calendar quarter.

(3)          Except with respect to Grandfathered Amounts, a Designated Date must be either (a) a specified date or (b) a date that follows the occurrence of the Participant’s Separation from Service; provided, however, that in no event shall a Designated Date be more than ten years from the date of the Participant’s Separation from Service.

6.          Shares Available for Stock Options.

6.1          Number of Shares Available for Stock Options.  Subject to adjustment as provided in Section 6.2, the number of Shares of Common Stock reserved for issuance to Participants under the Plan shall be up to 500,000.  These Shares may consist of authorized but unissued Shares or previously issued Shares reacquired by the Company as treasury shares.  The number of Shares that are the subject of Stock Options under this Plan that are forfeited or terminated or expire unexercised shall again immediately become available to be issued as Stock Options under this Plan.  Shares approved pursuant to the Long Term Incentive Plan of Baker Hughes Incorporated, as amended, and the Baker Hughes Incorporated 1998 Employee Stock Option Plan, as amended, that have not been awarded under such plans, including Shares that are canceled, terminated, expired unexercised, settled in cash in lieu of Shares or in a manner such that all or some of the Shares covered thereby are not issued to a participant or are exchanged for a consideration that does not involve Shares, and Shares that are so canceled, terminated, expired unexercised, settled in cash in lieu of Shares or in a manner such that all or some of the Shares covered thereby are not issued to a participant or are exchanged for a consideration that does not involved Shares, and Shares that are so canceled, terminated, expired unexercised, settled in cash in lieu of Shares or in a manner such that all or some of the Shares covered thereby are not issued to a participant or are exchanged for a consideration that does not involve Shares, will immediately become available for Stock Options under this Plan.  The Shares described in the foregoing sentence shall be included in the up to 500,000 Shares reserved for issuance under this Plan.  The Committee shall determine the appropriate methodology for calculating the number of Shares issued pursuant to this Plan.

Exhibit 4.4

6.2          Adjustments in Authorized Shares.  The existence of outstanding Stock Options shall not affect in any manner the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the capital stock of the Company or its business or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock (whether or not such issue is prior to, on a parity with or junior to the Shares) or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business or any other corporate act or proceeding of any kind, whether or not of a character similar to that of the acts or proceedings enumerated above.

If there shall be any change in the Shares of the Company or the capitalization of the Company through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, reverse stock split, split up, spin-off, combination of shares, exchange of shares, dividend in kind or other like change in capital structure or distribution (other than normal cash dividends) to stockholders of the Company, the Board, in its sole discretion, to prevent dilution or enlargement of Participants’ rights under the Plan, shall adjust, in an equitable manner, as applicable, the number and kind of Shares that may be issued under the Plan, the number and kind of Shares subject to outstanding Stock Options and other value determinations applicable to outstanding Stock Options.  In the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Board shall be authorized to issue or assume Stock Options by means of substitution of new Stock Options, as appropriate, for previously issued Stock Options.

7.          Stock Options.

7.1          Calculation of Exercise Price.  The exercise price to be paid for each share of Common Stock deliverable upon exercise of each Stock Option granted shall be equal to the Fair Market Value per share of Common Stock at the time of grant as determined by the Committee.  The exercise price for each Stock Option shall be subject to adjustment as provided in Section 6.2.

7.2          Terms and Conditions of Options.  Stock Options shall be in such form as the Committee may from time to time approve and shall be subject to the following terms and conditions:

(a)          Exercise Periods for Stock Options.  Each Stock Option shall vest and become exercisable on the first anniversary of the date of grant.  Each Stock Option shall be exercisable from time to time, in whole or in part, at any time after one year from the date of grant and prior to the date which is ten years after the date of grant, subject to the provisions of clause (b) of this Section 7.2 (the “Option Expiration Date”).

(b)          Exercise Periods in the Event of Directorship Termination.  A Director’s directorship shall terminate at the close of business on the day preceding the day he or she ceases to be a member of the Board for any reason whatsoever. When a Director’s directorship is terminated, each of his or her Stock Options and all rights thereunder shall expire three years after the Director’s directorship terminates for any reason.  Any Stock Options unexercised at the time of the Director’s death (including the Director’s death which results in termination of his or her directorship or the Director’s death during the three-year period after his or her directorship terminates) may be exercised by the Director’s estate or by the Person or Persons who acquire the right to exercise his or her Stock Option by bequest or inheritance.

(c)          Transferability of Stock Options.  Except as otherwise provided in the Stock Option agreement, no Stock Option may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.  Further, except as otherwise provided in the Stock Option agreement, all Stock Options granted under the Plan shall be exercisable during his or her lifetime only by the Participant.  Any attempted assignment of a Stock Option in violation of this Section shall be null and void.

(d)          Payment of Stock Option Price.  Stock Options granted under the Plan shall be exercised in the form and manner as the Committee shall determine from time to time.

Exhibit 4.4

Upon the exercise of any Stock Option, the Stock Option Price shall be payable to the Company in full either (i) in cash or its equivalent; (ii) by tendering previously acquired Shares having an aggregate fair market value at the time of exercise equal to the total Stock Option Price (provided that the Shares that are tendered must have been held by the Participant for at least six months prior to their tender to satisfy the Stock Option Price); (iii) by a combination of (i) and (ii); or (iv) any other method approved by the Committee in its sole discretion at the time of grant and as set forth in the Stock Option.

Subject to any governing rules or regulations, after the exercise of the Stock Option and full payment of the Stock Option Price in the form and manner as the Committee shall determine, the Director may pay the required fee and request a Share certificate based upon the number of Shares purchased under the Stock Option through the third-party administrator designated by the Committee to have this administrative duty.  In addition, the Company may, at its option, issue or cause to be issued Share certificates.

Unless otherwise determined by the Committee, all payments under all of the methods indicated above shall be paid in United States dollars.

(e)          Listing and Registration of Shares.  Each Stock Option shall be subject to the requirement that if at any time the Committee determines, in its discretion, that the listing, registration or qualification under the regulations of any securities exchange or under any state or federal law of the Shares subject to the Stock Option, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the issue or purchase of the Shares under such Stock Option, the Stock Option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained and the same shall have been free of any conditions not acceptable to the Committee.

(f)          Amendment.  The Committee may, with the consent of the Person or Persons entitled to exercise any outstanding Stock Option, amend such Stock Option; provided, however, that any such amendment shall be subject to stockholder approval when required.  No amendment shall be made to an Option to extend the period of exercisability of the Option if such amendment would cause the Participant to become subject to taxation under Section 409A.

(g)          Investment Representations.  As a condition to the exercise of a Stock Option, the Company may require the person exercising such Stock Option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

(h)          Uncertificated Shares.  To the extent that the Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.

(i)          No Fractional Shares.  No fractional Shares shall be issued or delivered pursuant to the Plan or any Stock Option agreement.  The Committee shall determine whether cash or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

(j)          Other Provisions.

(i)          The person or persons entitled to exercise, or who have exercised, a Stock Option shall not be entitled to any rights as a stockholder of the Company with respect to any Shares subject to such Stock Option until he or she shall have become the holder of record of such Shares.

(ii)          No Stock Option shall be construed as limiting any right which either the Company’s stockholders or the Board of Directors may have to remove at any time from the Board of Directors, with or without cause, any person to whom such Stock Option has been granted.

Exhibit 4.4

(iii)          Notwithstanding any provision of the Plan or the terms of any Stock Option agreement, the Company shall not be required to issue any Shares hereunder if such issuance would, in the judgment of the Committee, constitute a violation of any state or federal law or of the rules or regulations of any governmental regulatory body.

(iv)          Notwithstanding any provision of the Plan, the Committee may not exercise any discretion with respect to this Section 7 which would be inconsistent with the intent that the Plan meet the requirements of Rule 16b-3 promulgated by the Securities Exchange Commission under the Exchange Act.

8.          Payment of Amounts in Accounts.

8.1          Payment Generally.  Except as otherwise provided in this Section 8, the Deferred Compensation and interest and earnings equivalents credited to a Participant’s Account(s) with respect to a calendar year or years, as applicable, shall be paid in cash to the Participant in one lump sum as of the Designated Date elected by the Participant.  In the absence of a valid election of a Designated Date by the Participant, effective as of the date of the Participant’s deferral election for the applicable calendar year, the Participant’s Designated Date for such calendar year shall be deemed to be the date of the Participant’s Separation From Service.

8.2          Payment of Simultaneous Amounts.  It is recognized that a Participant may elect to defer Compensation with respect to more than one calendar year, so that Deferred Compensation and interest and earnings equivalents are credited to the Participant’s Accounts with respect to more than one calendar year, and the payment of such amounts with respect to more than one calendar year may, but need not, become payable to the Participant as of the same Designated Date.

8.3          Unforeseeable Financial Emergency.  In the event that the Committee, upon written petition of a Participant, determines in its sole discretion that such Participant has suffered an Unforeseeable Financial Emergency, such Participant shall be entitled to a distribution in an amount not to exceed the lesser of (a) the amount determined by the Committee as necessary to meet such Participant’s needs created by the Unforeseeable Financial Emergency or (b) the then value of such Participant’s interest in his or her Accounts.  Such benefit shall be paid in a single lump sum payment as soon as administratively practicable after the Committee has made its determination with respect to the availability and amount of such benefit.  If a Participant’s Accounts contain more than one distribution subaccount, such benefit shall be considered to have been distributed, first, from the subaccount with respect to which the earliest distribution would be made, then, from the subaccount with respect to which the next earliest distribution would be made, and continuing in such manner until the amount of such distribution has been satisfied.

8.4          Disability.  In the event of the Disability of the Participant, as determined in the sole discretion of the Committee, all cash payments that would otherwise be made on a later Designated Date under this Section 8 shall be accelerated by being made as soon as practicable, following the Committee’s determination of such Disability, in one lump sum.

8.5          Death.  In the event of the death of the Participant, all of the cash payments that would otherwise be made on later Designated Date under this Section 8, shall be accelerated by being made as soon as practicable following the death of the Participant.  A Participant, by written instrument filed with the Committee in such manner and form as it may prescribe, may designate one or more beneficiaries to receive payment of the Participant’s Deferred Compensation and interest or earnings equivalents in the event of the death of the Participant.  Any such beneficiary designation may be changed from time to time prior to the death of the Participant.  In the absence of a beneficiary designation on file with the Committee at the time of the Participant’s death, the Deferred Compensation and interest or earnings equivalents remaining to be paid to the Participant shall be paid to the executor or administrator of the Participant’s estate.

Exhibit 4.4

8.6          Debiting of Plan Accounts.  Once Deferred Compensation and interest or earnings equivalents have been paid, such amounts shall be debited from the Participant’s Account, and the Company shall no longer be accountable for such paid amounts.

9.          Prohibition Against Assignment or Encumbrance.

No right, title, interest or benefit hereunder shall ever be liable for or charged with any of the torts or obligations of a Participant or any Person claiming under a Participant, or be subject to seizure by any creditor of a Participant or any Person claiming under a Participant.  Except as to the selection of a “designated beneficiary” in the event of death, no Participant or any Person claiming under a Participant shall have the power to anticipate or dispose of any right, title, interest or benefit hereunder in any manner until the same shall have been actually distributed free and clear of the terms of the Plan.

10.          Amendment and Termination of the Plan.

Subject to the terms of the Plan, the Committee may at any time and from time to time alter, amend, modify, suspend or terminate the Plan in whole or in part, except that no amendment, modification, suspension or termination that would adversely affect in any material way the rights of any Participant under any Stock Option previously granted to such Participant under the Plan shall be made without the written consent of such Participant or to the extent stockholder approval is otherwise required by applicable legal requirements.  The Committee may terminate the Plan at any time with respect to periods following the date such termination is effected.  No amounts may be paid to a Participant or former Participant under the Plan to the extent such a payment would be an acceleration of payment of deferred compensation prohibited by Section 409A.

11.          Nature of the Plan.

The Plan constitutes an unfunded, unsecured liability of the Company to provide benefits in accordance with the provisions hereof.  The Company, at its election, may fund the payment of benefits under the Plan by setting aside and investing, in an account on the Company’s books, such funds as the Company may, from time to time, determine.  Neither the establishment of the Plan, the crediting of amounts to Accounts nor the setting aside of any funds shall be deemed to create a trust.  Legal and equitable title to any funds set aside pursuant to the Plan shall remain in the Company, and neither the Participants nor any persons claiming under the Participants shall have any security or other interest in such funds.  Any funds so set aside or acquired shall remain subject to the claims of the creditors of the Company, present and future. The Plan is not subject to Employee Retirement Income Security Act of 1974, as amended.

12.          Reorganization.

The Company shall not merge or consolidate with any other entity or entities, liquidate, dissolve, reorganize, or sell substantially all of its assets and business unless and until a succeeding or continuing entity or entities agrees to assume and discharge the obligations of the Company under this Agreement.  Upon the occurrence of such an event, the term “Company” as used in this Agreement shall be deemed to refer to such successor or survivor entity or entities.

13.          Acceleration of Vesting of Stock Options.

Notwithstanding any provision of the Plan to the contrary, in the event of an occurrence of a Change in Control, all Stock Options granted pursuant to the Plan shall become fully vested and immediately exercisable.

14.          Miscellaneous.

14.1          Severability.  If any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

Exhibit 4.4

14.2          Requirements of Law.  The issuance of Shares under the Plan shall be subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required.  The Company shall receive the consideration required by law for the issuance of Shares under the Plan.

14.3          Securities Law Compliance.  All transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successor under the Exchange Act, unless determined otherwise by the Board.  To the extent any provision of the Plan or action by the Board fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Board.

14.4          Compliance With Section 409A.  Except with respect to Grandfathered Amounts, the Plan shall be operated in compliance with Section 409A and the provisions of Section 409A shall override any provisions of the Plan to the extent that they are inconsistent with Section 409A.  Except with respect to Grandfathered Amounts the terms of this Agreement reflect the manner in which the Plan has been operated in good faith compliance with Section 409A since January 1, 2005.

14.5          Governing Law.  The Plan shall be governed by the laws of the State of Texas, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction.

Exhibit 4.4

FIRST AMENDMENT TO
BAKER HUGHES INCORPORATED
DIRECTOR COMPENSATION DEFERRAL PLAN
(As Amended and Restated Effective January 1, 2009)

THIS AGREEMENT by Baker Hughes Incorporated (the “Company”),

W I T N E S S E T H:

WHEREAS, the Company sponsors the Baker Hughes Incorporated Supplemental Retirement Plan (the “Plan”); and

WHEREAS, pursuant to Section 14.04 of the Plan, the Company has the right to amend the Plan; and

WHEREAS, the Company desires to amend the Plan;

NOW, THEREFORE, the Company agrees that, effective January 1, 2009,  the Plan is amended by adding thereto the following new Section 8.7 which shall provide as follows:

8.7          Discretion to Select Payment Year.  The distributions under Sections 8.3, 8.4 and 8.5 shall in any event be made within 90 days after the Participant incurs an Unforeseeable Financial Emergency, incurs a Disability, or dies, as applicable.  Neither the Participant nor the beneficiary of the Participant shall be permitted to elect the taxable year in which any payment under Section 8.3, 8.4 or 8.5 shall be made.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on the 18th day of December, 2008.

BAKER HUGHES INCORPORATED

By:	/s/ Didier Charreton

Title:	Vice President, Human Resources

Exhibit 4.4

Baker Hughes Incorporated Director Compensation Deferral Plan

SECOND AMENDMENT TO
BAKER HUGHES INCORPORATED
DIRECTOR COMPENSATION DEFERRAL PLAN

(As Amended and Restated Effective January 1, 2009)

THIS AMENDMENT by Baker Hughes Incorporated, a Delaware corporation (the “Company”),

W I T N E S S E T H:

WHEREAS, the Company previously established the Baker Hughes Incorporated Director Compensation Deferral Plan (the “Plan”); and

WHEREAS, the Company desires to amend the Plan;

NOW, THEREFORE, effective January 1, 2012, paragraphs (a) and (b) of Section 7.2 of the Plan are hereby amended to provide as follows:

“(a)  Exercise Periods for Stock Options. Each Stock Option shall vest and become exercisable on the earlier of (1) the first anniversary of the date of grant of the Stock Option or (2) the date on which the Director’s directorship terminates. Each Stock Option shall be exercisable from time to time, in whole or in part, at any time during the period that commences on (a) the earlier of (1) the first anniversary of the date of grant of the Stock Option or (2) the date on which the Director’s directorship terminates and ends on (b)(1)  the date that is ten years after the date of grant (the “Option Expiration Date”) or (2) the end of the Stock Option exercise period specified in clause (b) of this Section 7.2, as applicable.

(b) Exercise Periods in the Event of Directorship Termination. A Director’s directorship shall terminate at the close of business on the day preceding the day he or she ceases to be a member of the Board for any reason whatsoever. When a Director’s directorship is terminated, each of his or her Stock Options and all rights thereunder shall expire on the earlier of (1) the date that is five years after the Director’s directorship terminates for any reason or (2) the Option Expiration Date.  Any Stock Options unexercised at the time of the Director’s death (including the Director’s death which results in termination of his or her directorship) may be exercised by the Director’s estate or by the Person or Persons who acquire the right to exercise his or her Stock Option by bequest or inheritance.”

Adopted by the Governance Committee of the Board of Directors on July 25, 2013